UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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NORTH AMERICAN SCIENTIFIC, INC.
(Name of Registrant as Specified in Its Charter) ________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF SOLICITATION OF ACTION OF STOCKHOLDERS
BY WRITTEN CONSENT IN LIEU OF MEETING OF STOCKHOLDERS

To the Stockholders of North American Scientific, Inc.:

On behalf of the Board of Directors of North American Scientific, Inc. (the “Company”), this consent solicitation statement is being furnished to you in connection with the solicitation of written consents with respect to the matters set forth below:

1.	To amend the Company’s Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 40,000,000 shares to 100,000,000 shares; and

2.	To ratify the grant of certain stock options to Mr. John Rush, who is to become the Company’s new President and Chief Executive Officer, to acquire shares of the Company’s common stock.

Pursuant to the applicable provisions of the Delaware General Corporation Law and the Company’s Certificate of Incorporation, as amended, the written consents of stockholders owning not less than the majority of the Company’s outstanding shares of common stock are required in order to amend the Company’s Certificate of Incorporation and to ratify the grant of stock options to Mr. Rush. The Board of Directors has fixed March 23, 2007, as the record date for purposes of this consent solicitation. Therefore, only holders who owned shares of the Company’s common stock as of the close of business on March 23, 2007 are eligible to provide their written consent.

The proposals referred to above and the procedure to exercise your rights in connection with this consent solicitation are described in the accompanying Consent Solicitation Statement. The Company intends to take the necessary corporate action, if any, with respect to each of the proposals as soon as the Company receives the written consent of stockholders owning not less than the majority of the Company’s outstanding shares of common stock consenting to the respective proposal. It is requested that your written consent, using the accompanying Consent Card, be delivered to the Company’s transfer agent as soon as possible but no later than April 20, 2007. A pre-addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States.

YOUR WRITTEN CONSENT IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR CONSENT CARD AS SOON AS POSSIBLE.

By Order of the Board of Directors,

L. Michael Cutrer
President and Chief Executive Officer

Chatsworth, California
April 5, 2007

20200 Sunburst Street
Chatsworth, California 91311

CONSENT SOLICITATION STATEMENT
FOR
THE SOLICITATION OF WRITTEN CONSENTS
IN LIEU OF MEETING OF STOCKHOLDERS

This consent solicitation statement contains information about a proposed amendment to the Company’s Certificate of Incorporation and a proposal to ratify a grant of certain stock options to Mr. John Rush, who is to become the Company’s new President and Chief Executive Officer on or about April 23, 2007, pursuant to his employment agreement with the Company. This consent solicitation statement was prepared by our management for the Board of Directors. This consent solicitation statement and the accompanying Consent Card are first being mailed to stockholders on or about April 5, 2007.

In order to eliminate the costs and management time involved in holding a special meeting of stockholders and in order to effect the proposed amendment to our Certificate of Incorporation and the proposal to ratify the grant of stock options to Mr. Rush at the earliest possible date, the Board of Directors determined to seek the written consent of the holders of a majority in interest of the Company’s outstanding common stock. As discussed in this consent solicitation statement, the Board of Directors has recommended the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 shares to 100,000,000 shares and the proposal to ratify a grant of certain stock options to Mr. Rush.

The proposed amendment to the Certificate of Incorporation (Proposal No. 1) is a separate and distinct stockholder matter from the proposal to ratify a grant of certain stock options to Mr. Rush (Proposal No. 2). The effectiveness of Proposal No. 1 is not conditioned upon approval of Proposal 2 and vice versa.

The Company is distributing this consent solicitation statement and the accompanying Consent Card to the holders of record of the common stock as of the close of business on March 23, 2007. This date is sometimes referred to as the “record date.” Written consents of stockholders representing a majority of the outstanding shares of common stock at the record date are required to approve the proposed amendment to the Certificate of Incorporation and the proposal to ratify a grant of certain stock options to Mr. Rush.

Only stockholders of record as of March 23, 2007, are entitled to consent, to withhold their consent, abstain or to revoke their consent, to the proposals. If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares. Each stockholder is entitled to one vote for each outstanding share of common stock held at the record date and no shares are entitled to cumulative voting rights. As of the record date, there were 29,298,016 issued and outstanding shares of common stock.

Any consent to a proposal may be revoked or changed in writing at any time prior to the close of business on the date that consents signed by holders of a majority of the outstanding shares of common stock approving such proposal are received by the Company.

The proposed amendment to the Certificate of Incorporation will be approved if the Company holds unrevoked written consents of stockholders approving the proposed amendment to the Certificate of Incorporation representing a majority of the outstanding shares of common stock at the record date at any time on or before the 60th day of the earliest dated consent delivered to the Company or its agent. The proposal to ratify a grant of certain stock options to Mr. Rush will be approved if the Company holds unrevoked written consents of stockholders approving the proposal representing a majority of the outstanding shares of common stock at the record date at any time on or before the 60th day of the earliest dated consent delivered to the Company or its agent. The withholding of consent, abstention or the failure to deliver a Consent Card will all have the effect of a vote against approval of each of the proposals. If a stockholder holds his shares in “street name” and fails to instruct his broker or nominee as to how to vote his shares, the broker or nominee may not, pursuant to applicable stock exchange rules, vote such shares and, accordingly, such inaction will have the effect of a vote against each of the proposals.

Stockholders are requested to indicate consent to each of the proposals by signing and dating the Consent Card, checking each box on the Consent Card which indicates consent to each of the proposals, and delivering the Consent Card to the Company or its agent. Withholding of consent to a particular proposal, or abstention with respect to the consent to a particular proposal, may be indicated by signing and dating the Consent Card, checking the box which corresponds to withholding of consent for that particular proposal or abstention with respect to the consent to a particular proposal, respectively, and delivering the Consent Card to the Company or its agent.

A CONSENT CARD WHICH HAS BEEN SIGNED, DATED AND DELIVERED TO THE COMPANY OR ITS AGENT WITHOUT INDICATING CONSENT, WITHHOLDING OF CONSENT, OR ABSTENTION WILL CONSTITUTE A CONSENT TO THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION AND THE PROPOSAL TO RATIFY THE STOCK OPTION GRANT TO MR. RUSH.

The Company will pay for this consent solicitation. In addition to sending you these materials, some of our directors and employees may contact you by telephone, by mail, or in person. None of our directors or employees will receive any extra compensation for any such solicitation.

The Board of Directors recommends that you consent to approval of the proposed amendment to the Company’s Certificate of Incorporation to authorize the increase in the Company’s authorized common shares. The Board of Directors also recommends that you consent to the proposal to ratify the grant of certain stock options to Mr. Rush.

The principal executive offices of the Company are located at 20200 Sunburst Street, Chatsworth, California 91311, and the telephone number of the Company is (818) 734-8600.

PROPOSAL NO. 1 -
APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board has determined that it is in the Company’s best interest and in the best interest of the Company’s stockholders to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 40,000,000 shares to 100,000,000 shares. The Board unanimously approved the proposed amendment to the Certificate of Incorporation, in substantially the form attached hereto as Exhibit A (the “Amendment”), declared it to be advisable and hereby seeks the approval of the Amendment by the Company’s stockholders.

If the Amendment is approved by the Company’s stockholders, the Amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which filing is expected to occur promptly after consents signed by holders of a majority of the outstanding shares of common stock approving the Amendment are received by the Company or its agent.

Purpose of the Amendment

The purpose of the Amendment is to increase the total number of authorized shares of common stock from 40,000,000 shares to 100,000,000 shares. As of March 23, 2007, the Company had 40,000,000 authorized shares of common stock, of which 29,298,016 shares were outstanding and 9,897,893 shares were reserved for issuance upon exercise of outstanding options and warrants granted or issued by the Company, leaving the Company with only 804,091 authorized shares available for other possible uses. Possible business and financial uses for the additional shares of common stock include, without limitation, raising capital through the sale of common stock, acquiring other companies, businesses or products in exchange for shares of common stock, attracting and retaining employees by the issuance of additional securities under the Company’s various equity compensation plans, future stock splits, fulfillment of the Company’s obligations under its rights agreement, and other transactions and corporate purposes that the Board deems are in the Company’s best interest. The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions, in most cases without the necessity of obtaining further stockholder approval and holding a special stockholders’ meeting before such issuance(s) could proceed, except as provided under Delaware law or under the rules of the NASDAQ Global Market. Without limiting the foregoing, the increase in the authorized shares would provide additional shares as required for issuance in connection with the Company’s stock-based benefit plans, consisting of the 2003 Non−Employee Directors' Equity Compensation Plan, the 2006 Stock Plan and the 2000 Employee Stock Purchase Plan. These employee benefit plans, including the number of shares reserved thereunder, were previously approved by the Company’s stockholders. Other than the reservation of shares in connection with such employee benefit plans and the reservation of shares to cover the grant of stock options to Mr. Rush discussed below, as of the date of this consent solicitation statement, the Company has no current plans, arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal. However, the Company reviews and evaluates potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the Company and its stockholders.

Issuance of Stock Options to New President and Chief Executive Officer

As discussed in Proposal No. 2 below, the Company intends to issue options to purchase 1,800,000 shares of common stock to Mr. Rush on the date he commences employment with the Company, in accordance with his employment agreement with the Company, which number of shares is greater than the number of authorized shares of common stock that are available for such issuance. The Company also may be required to grant options to purchase additional shares of common stock to Mr. Rush under the employment agreement if within 24 months of the effective date of the employment agreement, the Company issues shares of common stock in connection with raising capital in a private placement transaction.

If additional shares of common stock are not authorized and thereby made available for issuance upon exercise of these options, as proposed herein, then the stock appreciation rights (SARs) that are to be granted to Mr. Rush in tandem with the options, as described below, will remain effective, and the Company will be required to settle option exercises by Mr. Rush in cash to the extent that shares of common stock are not authorized and available. This circumstance will affect not only the Company’s cash flow, but also the accounting treatment of the grant of the options, as well as Mr. Rush’s ability to hold shares after an option exercise. With respect to the accounting treatment, as long as the number of authorized shares of the Company remains at a level that would preclude the Company from settling option exercises by Mr. Rush in stock, the options that cannot be settled in stock will be accounted for as a liability rather than an equity grant under generally accepted accounting principles. As a result, a charge to earnings will be taken each quarter based upon the change in fair value of such options, rather than recording a charge to earnings based upon the value of the options at the time of the grant. In addition, the grant of the options in excess of the number of authorized shares could cause previously granted warrants of the Company to be recharacterized as liabilities for financial accounting purposes, which would result in charges to earnings based upon the change in fair value of the warrants. This accounting treatment would continue, unless and until the number of authorized shares is increased to a level at which the outstanding warrants and options could be settled in stock.

The Company estimates that the impact of the unfavorable accounting treatment described herein on the Company’s financial statements would be a non-cash charge of approximately $3 million in the quarter in which the options are granted, and such accounting treatment may result in material non-cash charges thereafter. However, this unfavorable accounting treatment related to the non-cash charge to earnings would not affect the Company’s financial statements if prior to the grant of the options to Mr. Rush under his employment agreement, holders of a majority of the shares of the Company’s outstanding common stock consent to approval of Proposal No. 1 and the Certificate of Incorporation of the Company is amended to provide for a sufficient number of authorized shares to cover the exercise of such options and all outstanding warrants and options.

Possible Effects of the Amendment

Upon issuance, the additional shares of authorized common stock would have rights identical to the currently outstanding shares of common stock of the Company. Adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership thereof.

The Company has not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized number of shares of common stock has been prompted by the considerations described above and not by the threat of any known or threatened hostile takeover attempt or any effort of which we are aware to accumulate our stock or to obtain control of the Company (nor is the Board currently aware of any such attempt directed at us), stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The Company could also use the additional shares of common stock for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although the Company has no present plans to do so. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Any such transactions may require the Company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect the Company’s business and financial results.

Vote Required; Recommendation of the Board of Directors

The written consent of a majority of the Company’s outstanding shares of common stock is required for the approval of this proposal. Abstentions and broker non-votes are not considered consents and, therefore, will have the same effect as votes against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 2 -
RATIFICATION OF THE GRANT OF CERTAIN STOCK OPTIONS TO
THE COMPANY’S NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

On March 22, 2007, the Company entered into an employment agreement with John Rush to become our new President and Chief Executive Officer. The employment agreement will become effective upon commencement of Mr. Rush’s employment with the Company, which is expected to occur on or about April 23, 2007. Pursuant to this employment agreement, the Company will grant stock options to Mr. Rush with respect to 1,800,000 shares of our common stock on the date he commences employment with the Company. In addition, in the event that within 24 months of the effective date of the employment agreement, the Company issues additional shares of common stock in connection with raising capital in a private placement transaction, the Company is required to grant options to Mr. Rush to acquire an additional number of shares of common stock equal to 3% of the number of shares issued in connection with such transaction (the “Additional Shares”). A more complete description of Mr. Rush’s employment agreement is provided under the heading “Employment Agreements — John B. Rush” beginning on page 12.

Stockholder Ratification of Grant of Certain Stock Options

The Company is only seeking stockholder ratification of the grant of stock options to Mr. Rush to purchase 1,200,000 shares of common stock and any grant of options to purchase Additional Shares outside of the Company’s 2006 Stock Plan (the “2006 Plan”) due to the effects of Section 162(m) of the Code (as defined and discussed below). The grant of the stock options to Mr. Rush will be effective upon commencement of his employment with the Company and will not be cancelled even if stockholders do not ratify this Proposal No. 2. The options with respect to the 1,200,000 shares of common stock will be granted as a stand-alone grant outside the 2006 Plan and deemed non-statutory stock options (NSOs); the options to purchase Additional Shares may or may not be granted under the 2006 Plan. Options with respect to the remaining 600,000 shares granted under Mr. Rush’s employment agreement will be granted under the 2006 Plan and will be intended to qualify as incentive stock options (ISOs) to the maximum extent permissible.

The Company cannot grant all of the options under the 2006 Plan because the 2006 Plan does not allow for an award to cover a sufficient number of shares. Under the 2006 Plan, no participant is eligible to receive an award covering more than 300,000 shares in any one fiscal year, except that in connection with a participant’s initial service, a participant may receive an award for up to an additional 300,000 shares. Options with respect to the Additional Shares may be granted, to the extent permissible and in the sole discretion of the Compensation Committee of the Board of Directors, under the 2006 Plan.

The Company is seeking stockholder ratification of the grant of options to purchase 1,200,000 shares outside the 2006 Plan and any options to purchase Additional Shares that may be granted outside the 2006 Plan, because of the otherwise potentially unfavorable effects of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) on the Company. Section 162(m) generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. Pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” However, in order to qualify as performance based compensation, the compensation must be approved by stockholders. The 2006 Plan was previously approved by stockholders. Accordingly, the stockholder approval requirement of Section 162(m) has been satisfied with respect to the options to purchase the remaining 600,000 shares to be granted under the 2006 Plan to Mr. Rush under his employment agreement (as well as any options to purchase Additional Shares that are granted under the 2006 Plan).

Stock Appreciation Right

The stock options (other than the options relating to the Additional Shares) will be granted in tandem with stock appreciation rights (SARs), which will remain outstanding until the number of authorized shares of the Company has increased to at least 60,000,000 shares. Under the SARs, if a stock option is exercised prior to the time that the number of authorized shares has reached 60,000,000, the Company, in its sole discretion, may elect to settle the exercise in cash or in shares. Once the number of authorized shares has reached 60,000,000, which would be satisfied if Proposal No. 1 in this consent solicitation statement is approved, any remaining SARs and the Company’s ability to elect to settle an exercise in cash will lapse.

Exercise Price and Registration

The stock options will have an exercise price equal to the fair market value per share of our common stock on the grant date, which, except for any options granted with respect to the Additional Shares, will be the date Mr. Rush commences employment with the Company. On April 4, 2007, the per share closing price of the common stock was $1.05 as reported on NASDAQ. The Company intends to cause the common stock that will become available for issuance upon exercise of the stock options to be registered on a Form S-8 registration statement to be filed with the Securities and Exchange Commission at the Company’s expense.

Vesting and Expiration

All of the options have a term of ten years and vest monthly over a four-year period. The options remain exercisable until the earlier of the expiration of the term of the option or (i) three months following Mr. Rush’s date of termination in the case of termination for reasons other than cause, death or disability (as such terms are defined in his employment agreement) or (ii) 12 months following Mr. Rush’s date of termination in the case of termination on account of death or disability. In the event that Mr. Rush is terminated for cause, all outstanding options, whether vested or not, will immediately lapse.

Certain Federal Income Tax Consequences

There will be no federal income tax consequences to Mr. Rush or the Company upon the grant of an ISO or an NSO under the 2006 Plan, an ISO not under the Plan, or the tandem SARs. Upon exercise of an NSO, Mr. Rush generally would recognize ordinary income in an amount equal to: (i) the fair market value, on the date of exercise, of the acquired shares, less (ii) the exercise price of the NSO. Subject to Section 162(m) of the Code, and provided that Mr. Rush includes such compensation in income and the Company satisfies applicable reporting requirements, the Company will be entitled to a tax deduction in the same amount. The tax consequences described in this paragraph will be the same if the NSO is settled in stock, or settled in cash pursuant to the SAR.

Upon the exercise of an ISO, Mr. Rush generally would recognize no immediate ordinary taxable income. Provided that certain holding periods are met, income recognition is deferred until Mr. Rush sells the shares. If the ISO is exercised no later than three months after the termination of Mr. Rush’s employment, and Mr. Rush does not dispose of the shares so acquired within two years from the date the ISO was granted and within one year after the exercise of the ISO, the gain on the sale will be treated as long-term capital gain. Certain of these employment requirements would be liberalized in the event of Mr. Rush’s death or disability while employed by the Company.

Generally, the Company will not be entitled to any tax deduction for the grant or exercise of an ISO. If, however, the shares are not held for the full term of the holding period outlined above, the gain on the sale of such shares, being the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price, or (ii) the amount realized on disposition minus the exercise price, will be taxed to Mr. Rush as ordinary income. Subject to Section 162(m) of the Code, and provided that Mr. Rush includes such compensation in income and the Company satisfies applicable reporting requirements, the Company will be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an ISO over the exercise price therefor constitutes a tax preference item for purposes of computing the “alternative minimum tax” under the Code.

If an ISO is settled in cash, it will be treated as if the ISO holding requirements discussed above are not satisfied and both the Company and Mr. Rush will be afforded the same tax treatment as discussed above with respect to NSOs.

The preceding paragraphs are intended to be merely a summary of certain important federal tax consequences concerning the grant of the stock options to Mr. Rush and the disposition of shares issuable thereunder in existence as of the date of this consent solicitation statement.

New Plan Benefits

Name and Position	Number of Shares Subject to Options
John Rush Incoming President and Chief Executive Officer	1,800,000(1)

(1)
In the event that within 24 months of the effective date of the employment agreement, the Company issues additional shares of stock in connection with raising capital in a private placement transaction, the  Company is required to grant options to Mr. Rush to acquire an additional number of shares of common  stock equal to 3% of the number of shares issued in connection with such transaction.

Vote Required; Recommendation of the Board of Directors

The written consent of a majority of the Company’s outstanding shares of common stock is required for the approval of this proposal. Both abstentions and broker non-votes are not considered consents and, therefore, will have the same effect as votes against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE RATIFICATION OF THE GRANT OF CERTAIN STOCK OPTIONS TO THE COMPANY’S NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER AS DESCRIBED HEREIN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated below, the following table sets forth information known to the Company with respect to the beneficial ownership of the Company’s common stock as of March 23, 2007 by (i) all those known by the Company to own more than 5% of the Company’s outstanding common stock; (ii) each of the Company’s directors; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers named in the Summary Compensation Table as a group:

	Beneficial Ownership
Name and Address(1)	Number of Shares		Percent of Class
L. Michael Cutrer	1,029,958	(2)	3.5
John A. Friede	2,418,285	(3)	8.0
Jonathan P. Gertler	45,000	(4)	*
Wilfred E. Jaeger	5,121,638	(5)	16.9
David N. King	46,750	(6)	*
James W. Klingler	43,125	(7)	*
Michael C. Ryan	10,000	(8)	*
John M. Sabin	15,334	(9)	*
Richard A. Sandberg	14,325	(9)	*
Gary N. Wilner	49,334	(10)	*
Nancy J. Wysenski	26,667	(11)	*
Roderick A. Young	—	(10)	*
All directors and executive officers as a group (12 persons)	8,820,416	(12)	29.1

Three Arch Partners	5,121,638	(13)	17.5
Wells Fargo & Company	4,555,000	(14)	15.5
SF Capital Partners Ltd.	2,694,504	(15)	9.2

* Denotes less than 1%

(1)
This table is based upon information supplied by officers, directors, and principal stockholders of the Company and by Schedules 13D and 13G filed with the SEC. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Except with respect to 5% security holders, applicable percentages are based on 29,298,016 shares of Company common stock outstanding on March 23, 2007, adjusted as required. The information known to the Company with respect to each of the following’s beneficial ownership of the Company’s common stock is as of March 23, 2007: L. Michael Cutrer, John A. Friede, Jonathan P. Gertler, Wilfred E. Jaeger, David N. King, James W. Klingler, Michael C. Ryan, John M. Sabin, Richard A. Sandberg, Gary N. Wilner, Nancy J. Wysenski, and Roderick A. Young.

(2)
Includes 751,375 shares subject to outstanding options that are exercisable within 60 days. Also includes 53,583 shares owned by a trust over which the reporting person has shared voting and dispositive power with his spouse. Also includes 2,508 shares held in a trust for the reporting person’s sons.

(3)
Includes 26,667 shares subject to outstanding options that are exercisable within 60 days. Also includes 1,181,530 shares held by Citigroup Trust-Delaware, N.A., over which the reporting person has voting and dispositive power.

(4)	Includes 45,000 shares subject to outstanding options that are exercisable within 60 days.

(5)
Includes 5,121,638 shares held of record by Three Arch Partners IV, L.P., Three Arch Associates IV, L.P., Three Arch Capital, L.P. and TAC Associates, L.P. Dr. Jaeger, who serves as a member of the Board, is a managing member of Three Arch Management IV, L.L.C., or TAM IV, which is the general partner for Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. Dr. Jaeger is also a managing member of TAC Management, L.L.C., or TAC MGT, which is the general partner for Three Arch Capital, L.P. and TAC Associates, L.P. TAM IV and TAC MGMT may be deemed to have sole power to vote these shares, Mark A. Wan, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares, Dr. Jaeger, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares, and Barclay Nicholson, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch Partners IV, L.P., Three Arch Associates IV, L.P., Three Arch Capital, L.P. and TAC Associates, L.P., except to the extent of his pecuniary interest therein.

(6)	Includes 46,750 shares subject to outstanding options that are exercisable within 60 days.

(7)	Includes 33,125 shares subject to outstanding options that are exercisable within 60 days.

(8)	Includes 10,000 shares subject to outstanding options that are exercisable within 60 days.

(9)	Includes 13,334 shares subject to outstanding options that are exercisable within 60 days.

(10)	Includes 48,334 shares subject to outstanding options that are exercisable within 60 days.

(11)	Includes 26,667 shares subject to outstanding options that are exercisable within 60 days

(12)	Includes 980,252 shares subject to outstanding options that are exercisable within 60 days.

(13)
Includes 5,121,638 shares held of record by Three Arch Partners IV, L.P., Three Arch Associates IV, L.P., Three Arch Capital, L.P. and TAC Associates, L.P. Dr. Jaeger, who serves as a member of the Board, is a managing member of Three Arch management IV, L.L.C., or TAM IV, which is the general partner for Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. Dr. Jaeger is also a managing member of TAC Management, L.L.C., or TAC MGMT which is the general partner for Three Arch Capital, L.P. and TAC Associates, L.P. TAM IV and TAC MGMT may be deemed to have sole power to vote these shares, Mark A. Wan, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares, Dr. Jaeger, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares, and Barclay Nicholson, a managing member of TAM IV and TAC MGMT, may be deemed to have sole power to vote these shares. Dr. Jaeger disclaims beneficial ownership of shares held by Three Arch Partners IV, L.P., Three Arch Associates IV, L.P., Three Arch Capital, L.P. and TAC Associates, L.P., Except to the extent of his pecuniary interest therein. The principal address for Three Arch Partners is 3200 Alpine Road, Portola Valley, California 94028.

(14)
The amended Schedule 13G filed with the SEC on February 12, 2007 indicates that as of December 31, 2006 Wells Fargo & Company and its subsidiaries have sole voting power of 4,385,000 shares and sole investment power of 4,555,000 shares. The principal address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.

(15)
The amended Schedule 13G filed with the SEC on February 14, 2007 indicates that as of December 31, 2006 Michael A. Roth and Brian J. Stark have shared voting and investment power of 2,694,504 shares. The 2,694,504 shares are held directly by SF Capital Partners Ltd. or SF Capital. Messrs Roth and Stark are the managing members of Stark Offshore Management LLC, or Stark Offshore, which acts as investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore, Messrs. Roth and Stark posses voting and investment power over all of the shares. Messrs. Roth and Stark disclaim beneficial ownership of the shares. The principal address for SF Capital is 3600 South Lake Drive, St. Francis, Wisconsin 53235.

Equity Compensation

The following table sets forth information about the Company's equity compensation plans as of October 31, 2006.

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Shares Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	3,438,305	$6.06	1,858,839(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,438,305	$6.06	1,858,839

(1)
Consists of the 1996 Stock Option Plan, as amended (the “1996 Plan”), the 2003 Non−Employee Directors' Equity Compensation Plan (the “2003 Directors' Plan”) the 2006 Stock Plan (“2006 Plan”) and the 2000 Employee Stock Purchase Plan (the “ESPP”).

(2)	Includes shares available for issuance under the ESPP. As of October 31, 2006 an aggregate of 73,839 shares of common stock were available for issuance under the ESPP.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the Company’s executive officers for the fiscal year ended October 31, 2006 and the two previous years.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)(1)
L. Michael Cutrer(2) President and Chief Executive Officer	2006 2005 2004	340,700 334,000 314,000	30,000 30,000 —	— — —	75,000 — 36,000	7,600 2,300 7,000
David N. King Vice President, General Counsel and Corporate Secretary	2006 2005 2004	155,000 147,000 122,000	13,000 5,500 20,000	— — —	50,000 ___ ___	3,400 1,500 1,300
James W. Klingler(3) Senior Vice President and Chief Financial Officer	2006 2005 2004	229,500 225,000 59,000	20,000 17,000 9,000	— — —	65,000 — 50,000	5,300 2,800 —
Michael C. Ryan(4) Senior Vice President General Manager NOMOS Division	2006 2005 2004	163,200 — —	18,000 — —	— — —	80,000 — —	53,092 — —

(1)
All Other Compensation consists of the Company’s contribution to such executive officer’s 401(k) plan, Company paid life insurance premiums and profit sharing contributions made by the Company on behalf of such executive officers, and severance payments.

(2)	Mr. Cutrer will become the Company’s Executive Vice President and Chief Technology Officer upon Mr. Rush joining the Company.

(3)	Mr. Klingler began his employment on July 26, 2004.

(4)	Mr. Ryan began his employment on January 16, 2006. All other Compensation for Mr. Ryan also includes $49,278 of relocation expense.

Option Grants

The following table sets forth the stock options granted by the Company to each of the named executive officers during the fiscal year ended October 31, 2006.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options/ SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Grant Date Present Value ($)
L. Michael Cutrer	37,500	2.6	$2.23	3/16/13	44,500
L. Michael Cutrer	37,500	2.6	$3.35	3/16/14	36,700
David N. King	25,000	1.7	$2.23	3/16/13	29,600
David N. King	25,000	1.7	$3.35	3/16/14	24,500
James W. Klingler	32,500	2.2	$2.23	3/16/13	38,500
James W. Klingler	32,500	2.2	$3.35	3/16/14	31,800
Michael C. Ryan	40,000	2.8	$2.23	3/16/13	47,400
Michael C. Ryan	40,000	2.8	$3.35	3/16/14	39,200

Option Exercises and Year-End Value

The following table sets forth certain information concerning the exercise of stock options during the fiscal year ended October 31, 2006 by the Company’s named executive officers and the fiscal year-end value of unexercised options as of October 31, 2006.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at 10/31/06 (#)		Value of Unexercised In-the-Money Options at 10/31/06 ($)(1)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
L. Michael Cutrer	—	—	880,000	87,000	49,500	—
David N. King	—	—	40,500	50,000	—	—
James W. Klingler	—	—	25,000	90,000	—	—
Michael C. Ryan	—	—	—	80,000	—	—

(1)      Calculated based upon the difference between the exercise price and the fair market value at fiscal year end.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2006, the Compensation Committee consisted of Ms. Wysenski (Chairperson), Dr. Gertler, and Mr. Sandberg. None of the members who served on the Compensation Committee during the last fiscal year was or has been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company or its subsidiaries receive no separate compensation for serving as Directors or as members of any committees of the Board of Directors. Each non-employee Director receives a quarterly payment of $5,000, and receives $1,250 per Board or committee meeting if he attends in person or $500 per meeting if he participates via telephone. Directors may be reimbursed for certain expenses incurred in connection with attending Board or committee meetings. The Chairman of the Board of Directors receives compensation of $40,000 per year (rather than the $5,000 quarterly payment). The Chairman of the Audit Committee receives $5,000 per year; the Chairman of the Compensation Committee receives $2,500 per year; and the Chairman of the Nominating and Corporate Governance Committee receives $2,500 per year; in each case these payments are in addition to the $5,000 quarterly payment.

Each individual who is first elected or appointed as a non-employee director is automatically granted, on the date of such initial election or appointment, a non-statutory stock option to purchase 25,000 shares of Common Stock. On the date of each Annual Stockholders Meeting each individual who is re-elected to serve as a non−employee director is automatically granted a non-statutory stock option to purchase 15,000 shares of Common Stock, except for the Chairman of the Board, who is automatically granted a non-statutory stock option to purchase 25,000 shares of Common Stock. The annual grant of non-statutory stock options is only given to those non-employee directors who have served at least six months. In lieu of receiving the non-statutory stock options, each non-employee director may elect to receive a grant of one share of restricted Common Stock for every three shares of Common Stock underlying such stock option. To date, no non-employee director has elected to receive restricted stock in lieu of stock options.

During the fiscal year ended October 31, 2006, Messrs. Friede, Sandberg, and Sabin, Dr. Gertler and Ms. Wysenski each received an annual grant of ten-year non-statutory stock options to purchase 15,000 shares of Common Stock of the Company, at a price of $1.92 per share, with one-third vesting each year for the next three years, as measured from the grant date of May 3, 2006. Upon their election to the Board of Directors, Dr. Jaeger and Mr. Young each received an initial grant of ten-year non-statutory stock options to purchase 25,000 shares of Common Stock of the Company at a price of $2.03 per share with one-third vesting each year for the next three years, as measured from the grant date of June 14, 2006. During the fiscal year ending October 31, 2006, Dr. Wilner received a grant of ten-year non-statutory stock options to purchase 25,000 shares of Common Stock of the Company, at a price of $1.92 per share, with one-third vesting each year for the next three years, as measured from the grant date of May 3, 2006.

EMPLOYMENT AGREEMENTS

John B. Rush

On March 22, 2007, the Company entered into an employment agreement (the “Agreement”) with John B. Rush in connection with his prospective employment as the Company’s new President and Chief Executive Officer. Upon commencement of Mr. Rush’s employment with the Company, which is expected to be on or about April 23, 2007 (the “Effective Date”), Mr. Rush’s base salary will be $350,000. Mr. Rush will also be eligible to receive an annual bonus, if any, based upon performance goals approved by the Board or the Compensation Committee of the Board, in consultation with Mr. Rush, in an amount, not to exceed 60% of his base salary, to be determined by the Compensation Committee. For the period beginning on the Effective Date and ending the last day of the Company’s fiscal year, October 31, 2007, Mr. Rush will receive a guaranteed, minimum, pro-rated bonus of 30% of his base salary.

On the Effective Date, as discussed in Proposal No. 2 above, the Company will grant stock options to Mr. Rush with respect to 1,800,000 shares of our common stock.  The stock options will have an exercise price equal to the fair market value per share of our common stock on the grant date.  In addition, in the event that within 24 months of the Effective Date of the Agreement, the Company issues additional shares of stock in connection with raising capital in a private placement transaction, the Company is required to grant options to Mr. Rush to acquire an additional number of shares of common stock equal to 3% of the number of shares issued in connection with such transaction (the “Additional Shares”).

In addition, the stock options (other than the options relating to the Additional Shares) will be granted in tandem with a stock appreciation right (SAR), which will remain outstanding until such time as the authorized shares of the Company have increased to at least 60,000,000 shares.  Under the SAR, if a stock option is exercised prior to the time that the authorized shares have reached this level, the Company, in its sole discretion, may elect to settle the exercise in cash or in shares.  Once the authorized shares have reached this level, the SAR and the Company’s ability to elect to settle the exercise in cash will lapse.

All of the options have a term of ten years and vest monthly over a four-year period.  The options remain exercisable until the earlier of the expiration of the term of the option or (i) three months following Mr. Rush’s date of termination in the case of termination for reasons other than cause, death or disability (as such terms are defined in his employment agreement) or (ii) 12 months following Mr. Rush’s date of termination in the case of termination on account of death or disability.  In the event that Mr. Rush is terminated for cause, all outstanding options, whether vested or not, will immediately lapse.

In the event (a) Mr. Rush’s employment is terminated by the Company at any time after the Effective Date for any reason other than Mr. Rush’s death, disability or “cause” (as defined in the Agreement) or (b) Mr. Rush resigns for a “good reason” (as defined in the Agreement), Mr. Rush will receive his base salary in effect on the date of termination for a period ending 12 months following the date of termination.

In the event of a “Control Termination” (as defined in the Agreement), Mr. Rush will be entitled to receive his base salary in effect on the date of termination and group health benefits for a period ending 12 months following the date of termination and, in addition, Executive shall, as of the date of the Control Termination, become fully vested in any unvested options previously granted to him.

Mr. Rush’s employment agreement also provides that the Company will make a tax gross-up payment to Mr. Rush in the event that payments to Mr. Rush on account of a change in control constitute an excess parachute payment subject to an excise tax under Section 4999 of the Code. Similarly, the Company will make a tax gross-up payment to Mr. Rush for any excise tax in the event that amounts or benefits payable to Mr. Rush are determined to be subject to the excise tax on nonqualified deferred compensation under Section 409A of the Code.

In the event that any amount payable upon Mr. Rush’s termination would be determined to be “non-qualified deferred compensation” subject to Section 409A of the Code, the Company may delay payment for six months, in order to comply with Section 409A of the Code.

L. Michael Cutrer

In April 2002, the Company entered into an employment agreement with L. Michael Cutrer in connection with his employment as the Company’s Chief Executive Officer. Mr. Cutrer’s initial annual salary was $302,000 with a bonus to be determined at the discretion of the Board of Directors in accordance with the agreement. The employment agreement can be terminated by the Company at any time with or without cause. If terminated without cause, the agreement provides, among other things, for immediate vesting of any unvested stock options and a severance payment equal to three times his current base salary. In the event of a change of control of the Company, the agreement also provides, among other things, for the immediate vesting of any unvested stock options and a severance payment equal to three times (a) base salary, (b) the highest bonus awarded in the three previous years and (c) the Black-Scholes value of any grant of options made during the prior year.

On November 2, 2006, the Company announced that Mr. Cutrer will transition from the position of President and Chief Executive Officer to become the Company’s Executive Vice President and Chief Technology Officer upon his successor being identified and joining the Company. As part of this transition process, on December 21, 2006, the Company and Mr. Cutrer entered into a First Amended and Restated Employment Agreement (the “Amended Agreement”). The Amended Agreement will become effective the day Mr. Rush commences employment with the Company, which is expected to be on or about April 23, 2007 (the “Effective Date”). Until the Effective Date, Mr. Cutrer’s employment will continue under the terms and conditions of the Employment Agreement between the Company and Mr. Cutrer dated April 1, 2002, and described above.

Under the Amended Agreement, Mr. Cutrer’s annual base salary will be $280,000. In addition, Mr. Cutrer will be eligible to receive an annual bonus, if any, based upon performance goals approved by the Compensation Committee or the Board in an amount to be determined in the sole discretion of the Compensation Committee or the Board. If Mr. Cutrer meets or exceeds the performance goals for a particular measuring year, the annual bonus may not be less than 25% of his base salary.

In the event Mr. Cutrer’s employment terminates on or before October 31, 2007 for (a) any reason other than Mr. Cutrer’s death, disability or “cause” (as defined in the Amended Agreement) or (b) Mr. Cutrer resigns for “good reason” (as defined in the Amended Agreement), Mr. Cutrer will continue to receive his base salary in effect on the termination date through October 31, 2007.

In the event Mr. Cutrer’s employment terminates at any time after the Effective Date for any reason, except for a “Control Termination” (as defined in the Amended Agreement), and in addition to any payment that may be due if he is terminated on or before October 31, 2007 as noted above, Mr. Cutrer will be entitled to receive (a) severance pay equal to three times (3x) his highest base salary during his employment by the Company payable over a three year period in accordance with the Company’s standard payroll practices for salaried employees, and (b) any unvested stock options shall immediately vest as of the termination date. In addition, the exercise date of all stock options that, on the termination date, have an exercise price greater than the fair market value of the Company’s common stock will be extended to the later of (i) the last day of the year in which the stock option would otherwise have expired or (ii) two and a half months after the date on which the stock option would otherwise have expired (or such later date as may be permitted by final regulations issued pursuant to Section 409A of the Code, but in no event later than the date on which the stock option would have expired had Mr. Cutrer’s employment not been terminated).

In the event of a “Control Termination” (as defined in the Amended Agreement), Mr. Cutrer will be entitled to a “Control Severance Payment” in the gross amount equal to the total of: (a) three (3) years’ base salary; (b) the highest annual bonus paid to Mr. Cutrer in the three years prior to such termination multiplied by three (3); (c) the Black/Scholes valuation of the stock options received by Mr. Cutrer during the one year prior to such termination multiplied by three (3); and (d) a tax gross-up payment if any severance payment constitutes an excess parachute payment subject to the excise tax imposed by Section 4999 of the Code. The Control Severance Payment will be paid as salary continuation ratably over a one year period. In addition, any unvested stock options will immediately vest as of the termination date.

James W. Klingler

In July 2004, the Company entered into a letter agreement with James W. Klingler in connection with his employment as the Company’s Chief Financial Officer. The letter agreement does not provide for a specific term of employment; however, the agreement does provide for a twelve month severance payment if Mr. Klingler’s employment is terminated by the Company for any reason other than for cause.

Michael C. Ryan

In January 2006, the Company entered into a letter agreement with Michael C. Ryan in connection with his employment as Senior Vice President and General Manager of the Company’s NOMOS Radiation Oncology Division. The letter agreement does not provide for a specific term of employment; however, the agreement does provide for a six month severance payment if Mr. Ryan’s employment is terminated by the Company for any reason other than for cause. If Mr. Ryan’s service as Senior Vice President and General Manager of the Company’s NOMOS Radiation Oncology Division (or any follow-on position of similar authority) continues for three years, the agreement will provide for a nine month severance payment if Mr. Ryan’s employment is terminated by the Company for any reason other than for cause.

ABSENCE OF APPRAISAL RIGHTS

Pursuant to applicable Delaware law, there are no dissenter’s or appraisal rights relating to the proposed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock or the proposal to ratify the grant of stock options to Mr. Rush. Stockholders who abstain from consenting with respect to the proposals, who withhold consent to the proposals, or who do not deliver a Consent Card do not have the right to an appraisal of their shares of common stock or any similar dissenters’ rights under applicable law.

EXPENSE OF CONSENT SOLICITATION

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this consent solicitation statement and any additional material furnished to stockholders. Brokerage firms and other custodians, nominees, and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of consents. The Company may, upon request, reimburse brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to their principals.

STOCKHOLDERS' PROPOSALS

Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders under SEC Rule 14a-8 must be made in accordance with the Company’s By-Laws, and must be received by the Company for inclusion in the proxy relating to that meeting a reasonable time before the Company begins to print and mail its proxy materials.

Pursuant to the Company’s By-Laws, for nominations of directors, a stockholder must give notice which must be delivered to, or mailed and received by, the secretary of the Company not less than 60 or more than 90 days prior to the annual meeting, and the notice must set forth the requirements relating to the director nominee and the stockholder as described in, and otherwise be in compliance with, the Company’s By-Laws. The Company expects to hold its 2007 Annual Meeting of Stockholders on or about June 5, 2007.

For notices of other business to be brought before the meeting by a stockholder, the stockholder’s notice must be delivered to, or mailed and received by, the secretary of the Company within ten days after the Company has publicly disclosed the date of the annual meeting and the notice must set forth the requirements as described in, and otherwise be in compliance with, the Company’s By-Laws. To comply with this procedure, notice of other business must be delivered to, or mailed and received by, the Company on or before April 16, 2007.

Details with respect to the procedures for submitting proposals for director nomination and notices of other business and the material required to accompany such proposals are contained in the Company’s By-Laws, which are available on the Company’s website at www.nasmedical.com.

ADDITIONAL INFORMATION

The Company files reports and other information with the Securities and Exchange Commission. Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Company’s SEC filings are also available from commercial document retrieval services or on the SEC’s web site at http://www.sec.gov. Stockholders may also request a copy of the Company’s financial reports filed with the SEC by contacting the Company's Secretary in writing at 20200 Sunburst Street, Chatsworth, California 91311 or by calling (818) 734-8600.

By Order of the Board of Directors

L. Michael Cutrer
President

April 5, 2007
Chatsworth, California

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE of INCORPORATION
OF
NORTH AMERICAN SCIENTIFIC, INC.

NORTH AMERICAN SCIENTIFIC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:
That by majority vote of the Corporation’s Board of Directors at a duly organized meeting held on March 13, 2007 pursuant to Section 141 of the General Corporation law of the State of Delaware (the “DGCL”), and pursuant to the written consents of stockholders owning a majority of the Corporation’s issued and outstanding common shares on March 23, 2007, pursuant to Section 228 of the DGCL, the following resolution was duly adopted:

RESOLVED, that the Board of Directors and the stockholders of the Corporation hereby declare it advisable and in the best interests of the Corporation that Paragraph A of Article Fourth of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) be amended to read as follows:

“FOURTH: A. The total number of shares of stock which the Corporation is authorized to issue is One Hundred Two Million (102,000,000) shares, One Hundred Million (100,000,000) of which shall be classified as Common Stock, par value $0.01 per share (the “Common Stock”), and Two Million (2,000,000) of which shall be classified as Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND:
That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to the proposal to amend the Certificate of Incorporation to increase the authorized shares of Common Stock from Forty Million (40,000,000) to One Hundred Million (100,000,000) in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the proposal and enactment of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD:	That said proposal and amendment was duly adopted in accordance with the applicable provision of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by [______________], its President, an Authorized Officer, this [●] day of April 2007.

NORTH AMERICAN SCIENTIFIC, INC.

By:
[______________], Title

IMPORTANT
PLEASE COMPLETE, SIGN AND DATE
YOUR WRITTEN CONSENT AND PROMPTLY
RETURN IT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE

WRITTEN CONSENT OF THE STOCKHOLDERS
OF
NORTH AMERICAN SCIENTIFIC, INC. IN LIEU OF A STOCKHOLDERS’ MEETING

This consent is solicited by the Board of Directors of North American Scientific, Inc. (the “Company”). When properly executed, this consent will be acted upon as designated by the undersigned. If this consent is signed, dated, and delivered to North American Scientific, Inc. with no designation by the undersigned, this consent will constitute the stockholder’s consent to and approval of the Proposals referred to herein.

Receipt is hereby acknowledged of the Company’s Notice of Solicitation of Action of Stockholders by Written Consent and Consent Solicitation Statement dated April 5, 2007, which describe in detail the Proposals referred to herein.

The proposed amendment to the Certificate of Incorporation (Proposal No. 1) is a separate and distinct stockholder matter from the proposal to ratify the stock option grant to Mr. Rush (Proposal No. 2). The effectiveness of Proposal No. 1 is not conditioned upon approval of Proposal 2 and vice versa.

(continued and to be signed on reverse side)

_________________________________________________________________

PLEASE MARK YOUR ACTION IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Proposal No. 1: To amend the Company’s Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 40,000,000 shares to 100,000,000 shares.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

Proposal No. 2: To ratify the grant of certain stock options to Mr. John Rush, who is to become the Company’s new President and Chief Executive Officer, to acquire shares of the Company’s common stock.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

(Please sign and date below)

Dated: ______________________.

Signature of Stockholder(s)

Signature of Stockholder(s)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.